Exhibit 16.1

February 24, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read page twenty-seven of Form F-3 dated February 24, 2017, of Sundance Energy Australia Limited and are in agreement with the statements contained in the first paragraph under the subsection “Change in Auditors” on page twenty-seven therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young
Ernst & Young
200 George Street
Sydney NSW 2000 Australia